KPMG
KPMG LLP
Aon Center
Suite 5500
200 East Randolph Drive
Chicago, IL 60601-6436
Report of independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:

We have examined the management's assessment, included in the accompanying Assessment of
Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells
Fargo Bank, National Association (the "Company") complied with the servicing criteria set forth in Item
1122(d) of the Securities and Exchange Commission's Regulation AB for residential mortgage-backed securities ("RMBS") transactions backed by pools of residential mortgage loans and commercial mortgage-
backed securities ("CMBS") transactions backed by pools of commercial mortgage loans, in each case for which the Company provides document custody services and where the RMBS and CMBS transactions were either (a) publicly-issued pursuant to a registration statement under the Securities Act of 1933 on or after January 1, 2006, or (b) privately-issued pursuant to an exemption from registration on or after January
1, 2006 where the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions where the offered securities were issued, sponsored and/ or guaranteed by any agency or instrumentality of the U.S. government or any government sponsored entity, other than certain securitizations of residential mortgage loan transactions issued, sponsored and/ or guaranteed by the Federal Deposit Insurance Company (the "Document Custody Platform") as of and for
the twelve months ended December 31, 2013. Management has determined that the servicing criteria set forth in Item 1122(d)(l)(ii), 1122(d)(l)(iv), 1122(d)(4)(i), 1122(d)(4)(ii) and 1122(d)(4)(iii) are applicable to the activities performed by the Company with respect to the Document Custody Platform as of and for the twelve months ended December 31, 2013; provided however that, with respect to the Document
Custody Platform, servicing criterion 1122(d)(4)(iii) is applicable only as it relates to the Company's obligation to review and maintain the required loan documents related to any additions, removals or substitutions in accordance with the transaction agreements (the "Applicable Servicing Criteria"), as of and for the twelve months ended December 31, 2013. Management has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Document Custody Platform. With respect to applicable servicing criteria 1122(d)(l)(ii) and 1122(d)(4)(iii), management has determined that there were no activities performed during the twelve months ended December 31, 2013 with respect to the Document
Custody Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions and securities defined by management as constituting the Document
Custody Platform. Management is responsible for the Company's compliance with the servicing criteria.
Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the
Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed

KPMG LLP is a Delaware limited liability partnership,
the U.S. member firm of KPMG International Cooperative
{"KPMG International"), a Swiss entity.

KPMG
transactions and securities that comprise the Document Custody Platform, testing selected serv1cmg activities related to the Document Custody Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.
Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for onr opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2013 is fairly stated, in all material respects.

Chicago, Illinois
February 28,2014